Best Energy Services, Inc.
(OTCBB:BEYS)

BEST ENERGY SERVICES ANNOUNCES DETAILS FOR CONFERENCE CALL ON TUESDAY, MARCH 18, 2008
Company Also Prepares to Launch Investor Web Site

HOUSTON, TX – (PR NEWSWIRE) – March 14, 2008 – Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today announced that it will host an informational conference call on Tuesday, March 18, 2008 beginning at 10:00 AM EDT for its shareholders..  The conference call can be accessed via telephone by dialing toll free 800-240-4186.  For those unable to participate at that time, a replay of the conference call will be available for 90 days and can be accessed by dialing toll-free 800-405-2236 and entering passcode 11110863#.

Best Energy further reported that on Monday, March 17, 2008, the Company will launch an abbreviated version of its planned new web site specifically designed for investor use.  Best has engaged the Award-winning web development firm of eSiteful to create a comprehensive web presence for the Company that will ultimately serve as an important marketing engine and informational tool for customers, strategic partners, employees and investors.  Currently in development, the launch of the full web site is expected to occur within the next four to six weeks.  In the meantime, investors are encouraged to visit www.BEYSinc.com to sign up for email alerts or to obtain current corporate and stock information.
About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.
Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll
713-933-2600 or via email at jcarroll@bestenergyservicesinc.com
or
Elite Financial Communications Group
Dodi B. Handy, President and CEO, or Daniel Conway, Chief Strategy Officer
407-585-1080 or via email at beys@efcg.net